Exhibit 99.1

NEWS

R E L E A S E

Contact:	Yvonne Jordan
Phone Number:	770-270-7229
E-mail:	yvonne.jordan@opc.com

DENHAM RETIRES FROM OGLETHORPE POWER BOARD

Millwood to step in as interim Chairman

TUCKER, GA (Thursday, July 23, 2015) — Oglethorpe Power Corporation announced today that Benny W. Denham, of Irwin EMC, has officially resigned from his post as an Oglethorpe Power Director and Chairman of the Board, effective immediately. In his statement Denham explained that he is stepping down for personal reasons.

Denham has been Chairman for the last 12 years and has served on the Oglethorpe Power Board since December 1988. In that time, he has worked hard to pursue the interests of the company in an effort to bring value to Electric Membership Corporations (EMCs) across the state of Georgia.

“It has been my sincere pleasure to have served as Oglethorpe Power’s Board Chairman,” said Denham.  “I could not have asked for a more supportive team of colleagues and will treasure the friendships I have cultivated over the years. I am proud of what our Board has accomplished on behalf of Oglethorpe Power, its employees and our Member EMCs, and I am grateful to have been part of the experience. ”

According to Oglethorpe Power’s President and CEO, Michael L. Smith, “Benny Denham has been a cornerstone of the success of Oglethorpe Power over the last three decades, and we wish him tremendous joy in his future endeavors. His great inspirational leadership will truly be missed.”

Oglethorpe Power Corporation • 2100 East Exchange Place • Tucker, GA 30084-5336

Phone 770-270-7600    Fax 770-270-7872

A member of the National Rural Electric Cooperative Association

The Board of Directors at Oglethorpe Power Corp. has elected Marshall S. Millwood, of Sawnee EMC, as Interim Board Chairman. Millwood has served on Oglethorpe Power’s Board of Directors since 2003 and has been the Board’s Vice Chairman for the past three years. In addition, he had served on Oglethorpe Power’s Audit Committee and Construction Project Committee for several consecutive years, and since March 2012, has served on the corporation’s Compensation Committee as Committee Chairman.

“We offer Marshall our congratulations and are excited about his appointment as Oglethorpe Power’s interim chairman. We look forward to his leadership,” said Smith.

About Oglethorpe Power

Oglethorpe is one of the nation’s largest power supply cooperatives with more than $9.5 billion in assets serving 38 Electric Membership Corporations which, collectively, provide electricity to more than 4.2 million Georgia citizens. A proponent of conscientious energy development and use, Oglethorpe balances reliable and affordable energy with environmental responsibility and has an outstanding record of regulatory compliance. Its diverse energy portfolio includes natural gas, hydroelectric, coal and nuclear generating plants with a combined summer planning reserve capacity of approximately 7,800 megawatts, as well as purchased power. Oglethorpe was established in 1974 and is owned by its 38 Member Systems. It is headquartered in Tucker, Georgia.

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